COLLATERAL PLEDGE AGREEMENT (Knapp)

THIS AGREEMENT is made March 27, 2008, between AMB FINANCIAL CORPORATION (''Pledgor''), and First Regional Bank, custodian FBO Clement B. Knapp, Jr. IRA, P.O. Box 85410, San Diego, CA 92186-5410 (''Pledgee'').

Recitals:

At the time of the execution of this agreement, Pledgee loaned Pledgor $1,000,000.00 evidenced by Pledgor's Term Note for such amount.

To induce Pledgee to make the loan, Pledgor has agreed to pledge certain stock with Pledgee as security for the repayment of the loan,

It is therefore agreed:

1. Pledge. In consideration of the sum of $1,000,000.00 loaned to Pledgor by Pledgee, receipt of which is acknowledged, Pledgor hereby grants a security interest to Pledgee in instruments of the following description: 562,063 shares of AMERICAN SAVINGS, FSB stock.  The stock certificate for said shares and the stock power, as provided for in the Tri-Party Escrow Agreement, shall be held in safekeeping under a Tri-Party Escrow Agreement with an escrow agent (Escrow Depository) executed of even date herewith.

2. Transfer. During the time that the Escrowed Documents (as defined in the Tri-Party Escrow Agreement) remain in escrow, the Corporation, the Lender/Pledgee, and the Escrow Depository shall agree that no sale or transfer or other disposition of the escrowed Shares or any interest in the escrowed Shares shall be consummated, nor shall any consideration be received for the escrowed Shares.

3. Duration. The Escrow Depository shall be authorized and instructed to hold the certificates representing the Escrowed Documents described in Paragraph 1. in escrow until the Escrow Depository has been furnished written notices from Lender/Pledgee indicating that Corporation has fully paid the Term Note secured by the pledge of said Shares as collateral, at which time said Shares shall be immediately released and returned to Corporation/Pledgor, or until the Escrow Depository has been furnished written notices from Lender/Pledgee indicating that an Event of Default has occurred, at which time the Escrowed Documents shall be immediately released and tendered to the Lender/Pledgee.

4. Voting rights. During the term of this pledge, and so long as Pledgor is not in default in the performance of any term of this agreement or in the payment of the principal or interest of the Term Note according to its terms, Pledgor may vote the pledged shares on all corporate questions, and Pledgee shall, if necessary, execute due and timely proxies in favor of Pledgor to this end. As long as Pledgor shall not be in default on the payment of principal and interest on the Term Note, neither Pledgee nor Custodian shall be entitled to exercise any control over American Savings, FSB by reason of the subject loan, pledge and related matters. If the Pledgor defaults on a Term Note, the Pledgee/Lender shall be entitled to vote the pledged shares on all corporate questions so long as Company shall remain in default, but only to the extent permitted by applicable law and regulations, including Part 574 of the OTS Regulations, with Pledgor retaining the remaining voting rights.

5. Representations. Pledgor warrants and represents that, except as required by applicable law or regulations including Part 574 of the OTS Regulations, there are no restrictions upon the transfer of any pledged shares, other than may appear on the face of the certificate, and that Pledgor is the sole shareholder of American Savings, FSB and has the right to transfer such shares free of any encumbrances.

6. Adjustments. If, during the term of this pledge, any share dividend, reclassification, readjustment, or other change is declared or made in the capital structure of the company not incident to American Savings, FSB’s normal operations as a depository institution, all new, substituted, and additional shares, or other securities, issued by reason of any such change shall be held by Escrow Depository under the terms of this agreement in the same manner as the shares originally pledged hereunder. Notwithstanding any other statement herein to the contrary, as long as Pledgor is not in default of the Term Note, (i) American Savings, FSB shall be entitled to declare and pay such cash dividends, if and only if said dividends are consistent with past practices, (ii) Pledgor shall be entitled to receive such cash dividends immediately on payments, and (iii) Pledgee and Escrow Depository shall have no rights with respect to such dividends.

7. Warrants and Rights. If, during the term of this pledge, subscription warrants or any other rights or options are issued in connection with the pledged shares, Pledgee shall immediately assign the pledged warrants, rights, or options to Pledgor. If exercised by Pledgor, all new shares or other securities so acquired by Pledgor shall be immediately pledged as additional collateral to Pledgee and delivered to Escrow Depository to be held under the terms of this agreement in the same manner as the shares originally pledged hereunder.

8. Payment of loans. Upon full payment of the principal and interest of a Term Note secured by the collateral held in escrow pursuant hereto, the respective Lender/Pledgee whose loan has been fully repaid shall immediately (within two (2) business days) provide written notice to Escrow Depository that said respective Term Note has been fully repaid, and shall authorize and direct the Escrow Depository to transfer and return to Pledgor all the pledged shares and all rights received by Pledgee, if any, as a result of the original collateral pledge.

9. Default. If Pledgor defaults in the performance of any terms of this agreement, the payment of interest under the Term Note or in the payment at maturity of the principal and all outstanding interest of the Term Note, said events shall constitute an “Event of Default” hereunder

    Remedies upon Default. Upon the occurrence of an Event of Default:

a.  Lender/Pledgee may declare the entire indebtedness evidenced by the Term Note immediately due and payable, without notice or demand of any kind.

b.  Lender/Pledgee shall have and may exercise the rights and remedies provided in the Uniform Commercial Code in force in the State of Indiana at the date of this Agreement, subject to Federal banking laws and regulations as applicable. In addition to and in conjunction with such rights and remedies, Pledgee may, by giving five days' notice to Pledgor by registered mail, and without liability for any diminution in price that may have occurred, sell the pledged shares in any commercially reasonable manner as defined under the Indiana Uniform Commercial Code, subject to Federal banking laws and regulations as applicable. At any bona fide public sale Pledgee may purchase all or any part of the pledged shares. Pledgee may retain out of the proceeds of any sale an amount equal to the principal and interest then due on the loan, plus the expenses of the sale, and shall pay any balance of the proceeds to Pledgor. If the sale proceeds are insufficient to cover the principal and interest of the loan and the sale expenses, Pledgor shall remain liable to Pledgee for the deficiency.

10. Public Disclosure. The parties hereto agree, subject to applicable law, to make no public disclosure regarding the loan, pledge and related matters, without the other parties’ consent, which consent shall not be unreasonably withheld.

11. Transferability. This Collateral Pledge Agreement and the rights hereunder are not assignable to a third party.

In witness whereof the parties have executed this agreement.

AMB Financial Corporation  (Corporation/Pledgor)

 By _____________________________[signature]     Date:_____________
 Printed Name:____________________
 Title:___________________________

First Regional Bank, custodian FBO Clement B. Knapp, Jr. IRA (Lender/Pledgee)

       _____________________________[signature]     Date:_____________
 Address: P.O. Box 85410, San Diego, CA 92186-5410